Exhibit 99.1

Altimmune Appoints Vipin K. Garg, Ph.D. as its New President and Chief Executive Officer

GAITHERSBURG, MD, November 27, 2018 (GLOBE NEWSWIRE) – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced the appointment of Vipin K. Garg, Ph.D. as its President and Chief Executive Officer succeeding Bill Enright, current President and Chief Executive Officer, effective November 30.

“Vipin was chosen in a very competitive selection process and we are very excited to have him join Altimmune as President and CEO,” said Mitch Sayare, Chairman of the Board of Altimmune. “His extensive experience and success in building, managing, and financing private and public biotech companies makes him an extraordinary fit for Altimmune. We thank Bill for his contributions over the years and wish him well in his future endeavors.”

Dr. Garg added, “The success of the recent financings coupled with a talented scientific and business team position Altimmune for an exciting future. In addition to advancing our current product candidates through the clinic, we plan to explore opportunties to either acquire products or partner in novel immunotherapy indications to expand our pipeline. I am thrilled to be joining the Company and look forward to building and executing a strategy to increase value for our shareholders.”

Dr. Garg joins Altimmune with over three decades of experience in the biotechnology and pharmaceutical industries. He has a proven track record of building and managing both private and publicly traded companies. Before joining Altimmune, he served as President and CEO of Neos Therapeutics (Nasdaq: NEOS), where he built a commercial-stage biopharmaceutical company launching three branded therapeutic products including Adzenys XR- ODTTM and Cotempla XR-ODTTM the first ever XR-ODTTM medications for the treatment of ADHD. Prior to Neos, he served as president and CEO of Tranzyme Pharma (Nasdaq: TZYM) where he progressed a discovery-stage, emerging biotech company to a Nasdaq-listed clinical-stage, drug development company. Prior to joining Tranzyme, Dr. Garg served as Chief Operating Officer of Apex Bioscence, Inc. (acquired by Curacyte AG of Munich, Germany), and held senior management positions at DNX Bio-Therapeutics, Inc. until its acquisition by Baxter Healthcare Corporation, Sunovion Pharmaceuticals, Inc. (formerly known as Sepracor Inc., now a subsidiary of Sumitomo Dainippon Pharma), and Bio-Response Inc. (acquired by Baxter Healthcare Corporation). Dr. Garg received his Ph.D. in Biochemistry in 1982 from the University of Adelaide, Australia, and his M.S. from IARI Nuclear Research Laboratory, New Delhi, India in 1978.

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease. NasoVAX, our influenza vaccine candidate, has unique characteristics which stimulate multiple arms of the immune system that offer the potential to stop infection and the spread of flu, while being easier to administer through an intranasal spray. NasoShield is a next-generation anthrax vaccine candidate that is intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines. By leveraging the complementary attributes of its two innovative technology platforms, RespirVec™ and Densigen™, Altimmune is able to design and develop immunotherapeutic products tailored to address a wide range of disease indications including both acute and chronic infections and cancer.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the terms of the Company’s Series B preferred stock offering and related warrants; our lack of financial resources and access to capital; realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; our ability to utilize the benefits of our tax assets and the results of a tax examination initiated by the IRS; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts:

Ashley R. Robinson	Vipin K. Garg, Ph.D.
Managing Director, LifeSci Advisors	Phone: 919-434-6643
Phone: 617-535-7742	Email: vgarg@altimmune.com
Email: arr@lifesciadvisors.com

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